UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 22, 2011

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On Nov. 22, 2011, the Federal Communications Commission indicated a proposed order was circulating that would designate for hearing the applications of AT&T Inc. and Deutsche Telekom AG For Consent To Assign or Transfer Control of Licenses and Authorizations, WT Docket No. 11-65.  On November 23, 2011, AT&T Inc. and Deutsche Telekom AG electronically withdrew without prejudice, as of that date, the pending applications listed in the Public Notice released by the Federal Communications Commission on April 28, 2011 in that proceeding.  Associated manual notification of withdrawal filings also are being made.

AT&T Inc. and Deutsche Telekom AG are continuing to pursue the sale of Deutsche Telekom’s U.S. wireless assets to AT&T and are taking this step to facilitate the consideration of all options at the FCC and to focus their continuing efforts on obtaining antitrust clearance for the transaction from the Department of Justice, either through the litigation pending before the United States District Court for the District of Columbia, Case No. 1:11-cv-01560 (ESH) or alternate means.  As soon as practical, AT&T Inc. and Deutsche Telekom AG intend to seek the necessary FCC approval.

As a result of the FCC’s action, AT&T expects to recognize a pretax accounting charge of $4 billion ($3 billion cash and $1 billion book value of spectrum) in the 4th quarter of 2011 to reflect the potential break up fees due Deutsche Telekom in the event the transaction does not receive regulatory approval.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this Item contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this Item based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: November 25, 2011	By: /s/ John J. Stephens John J. Stephens Senior Executive Vice President and Chief Financial Officer